Exhibit 99.1
PLUMAS BANCORP REPORTS FIRST QUARTER RESULTS
QUINCY, California, April 24, 2009 — Plumas Bancorp, (NasdaqCM:PLBC), a bank holding company and the parent company of Plumas Bank, today announced that, related primarily to a $2.38 million increase in its loan loss provision, it recorded a net loss of $1.28 million ($0.29 per diluted share) for the first quarter ended March 31, 2009. This represents a decline of $1.85 million from earnings of $576 thousand ($0.12 per diluted share) during the first quarter of 2008. The Bank also announced that the Board of Directors has chosen to suspend payment of the Company’s semi-annual common stock cash dividend for the first half of 2009. The Board will continue to evaluate the payment of a semi-annual common stock cash dividend in future periods.
Income available to common shareholders declined from $576 thousand during the first quarter of 2008 to a negative $1.4 million during the current quarter. The $1.4 million loss for 2009 includes the net loss for the quarter adjusted to reflect dividends accrued and discount accreted on preferred stock which totaled $116 thousand.
Douglas N. Biddle, president and chief executive officer, remarked, “The banking industry and Plumas Bank continue to be adversely affected by the most severe economic downturn our country has experienced in decades. This has impacted the ability of some of our loan customers to repay us and, as a result, we have experienced a large increase in our nonperforming loans. We have responded by significantly increasing our allowance for loan losses from $4.6 million or 1.32% of total loans at March 31, 2008 to $9.6 million or 2.67% of total loans at March 31, 2009. Senior lending personnel are proactively working with our borrowers to resolve potential problem loans, and are also developing and implementing strategies to reduce our current level of non-accrual loans.” Biddle continued, “We took the step to suspend our semi-annual cash dividend for the first half of 2009 as we believe that cash dividends should be paid from current earnings. While disappointing, we felt that this was a prudent action during this economic downturn.” Biddle concluded, “Our capital ratios continue to exceed regulatory guidelines for well-capitalized institutions. In addition, we significantly strengthened our capital position during January of 2009 when we chose to participate in the government’s Capital Purchase Program (“CPP”) resulting in an increase in our capital of $11.9 million. Our extremely strong capital position provides us with the ability to weather this uncertain economic climate while positioning our company for future growth and profitability.”
Shareholders’ Equity
Total shareholders’ equity increased by $9.0 million from $37.2 million at March 31, 2008 to $46.2 million at March 31, 2009. This increase is related to the issuance of $11.9 million in preferred stock under the CPP partially offset by our 2009 first quarter loss, cash dividends paid during 2008 and common stock repurchases made from April through December of 2008. No stock repurchases were made in 2009 and none are anticipated as long as the preferred stock is outstanding. Book value per common share decreased to $7.25 at March 31, 2009 from $7.70 at March 31, 2008. Plumas Bancorp’s total risk-based capital ratio increased to 15.0% at March 31, 2009 compared to 13.0% and 12.2% at March 31, 2008 and December 31, 2008, respectively.

Investments, Loans, Deposits and Borrowings
Investment securities increased by $10 million as we invested the funds received from the CPP in government guaranteed securities. These funds also provide us with additional lending capacity which we can utilize to support our growth objectives and local economic expansion. Net loans increased by $6 million, or 2% from $346 million at March 31, 2008 to $352 million at March 31, 2009. During the same period, deposits declined by $5 million to $386 million. The decline in deposits relates to the maturity of higher rate time certificates of deposit. Time deposits declined by $22 million from $122 million at March 31, 2008 to $100 million at March 31, 2009. The Company’s loan to deposit ratio increased from 89.6% at March 31, 2008 to 93.6% at March 31, 2009.
In order to fund the growth in loans, cash and due from bank balances, and increases in other assets, we utilized our over night borrowing line with the Federal Home Loan Bank of San Francisco. (“FHLB”). FHLB borrowings totaled $31 million at March 31, 2009. No FHLB borrowings were outstanding at March 31, 2008.
Net Interest Income and Net Interest Margin
For the quarter ended March 31, 2009 net interest income before provision for loan losses totaled $4.7 million, a decline of $327 thousand or 7% from the $5.0 million earned during the first quarter of 2008. Net interest margin declined 33 basis points from 4.96% for the quarter ended March 31, 2008 to 4.63% for the quarter ended March 31, 2009. During this same period there was a 200 basis point decline in the Federal Funds rate and we experienced a $27 million increase in nonperforming loans. Interest forgone on nonperforming loans during the quarter was $543 thousand. This compares to $114 thousand during the first quarter of 2008. The increase in forgone interest is the primary reason for the decline in net interest margin since the effect of the decline in market rates on the loan portfolio has been mitigated by a decline in our cost of funds. The Company’s cost of funds has benefited from both the maturity of higher rate time deposits and the decline in market interest rates.
Asset Quality
Nonperforming loans at March 31, 2009 were $30.9 million (8.55% of total loans), an increase of $4.2 million from the December 31, 2008 balance of $26.7 million and $27.1 million over the $3.8 million (1.09% of total loans) balance at March 31, 2008. The increase in nonperforming loans from the March 31, 2008 balance is related primarily to five separate loan relationships which are secured by commercial real estate. These loans are considered impaired, have a total principal balance at March 31, 2009 of $22.8 million, specific reserves of $3.7 million and a fair value of $19.1 million. Nonperforming assets (which is comprised of nonperforming loans, discussed above, plus repossessed vehicles and foreclosed real estate) at March 31, 2009 were $34.4 million, an increase of $3.4 million over the balance of $31.0 million at December 31, 2008 and an increase of $29.7 million over the $4.7 million balance at March 31, 2008. Nonperforming assets includes foreclosed real estate of $3.5 million at March 31, 2009 compared to $4.1 million at December 31, 2008 and $799 thousand at March 31, 2008.

The Company increased its provision for loan losses from $520 thousand during the quarter ended March 31, 2008 to $2.9 million during the three months ended March 31, 2009. As a percentage of total loans, the allowance for loan losses has increased from 1.32% at March 31, 2008 to 1.97% at December 31, 2008 and to 2.67% at March 31, 2009.
Net charge-offs during the 2009 quarter totaled $476 thousand, an increase of $378 thousand from the $98 thousand incurred during the first quarter of 2008. Net charge-offs as an annualized percentage of average loans totaled 0.53% during the first quarter of 2009, up from 0.11% for the three months ended March 31, 2008.
Based on an evaluation of the credit quality of the loan portfolio, delinquency trends and charge-offs, we believe that the allowance for loan losses at March 31, 2009 to be adequate to provide for the probable losses in the portfolio.

Founded in 1980, Plumas Bank is a locally owned and managed full-service community bank based in Northeastern California. The Bank operates thirteen branches located in the counties of Plumas, Lassen, Sierra, Placer, Nevada, Modoc and Shasta, and it also operates a commercial real estate lending office in Reno, Nevada. Plumas Bank offers a wide range of financial and investment services to consumers and businesses and has received nationwide Preferred Lender status with the U. S. Small Business Administration. Plumas Bank was named a Premier Bank in 2008 by The Findley Reports. Additionally, in recognition of the Company’s long history of stock performance, Plumas Bancorp was named to the Keefe, Bruyette & Woods Honor Roll for banking institutions. For more information on Plumas Bancorp and Plumas Bank, please visit our website at www.plumasbank.com.
This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended and Plumas Bancorp intends for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.
Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this news release. Factors that might cause such differences include, but are not limited to: the Company’s ability to successfully execute its business plans and achieve its objectives; changes in general economic and financial market conditions, either nationally or locally in areas in which the Company conducts its operations; changes in interest rates; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect the Company’s operations or business; loss of key personnel; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies.
In addition, discussions about risks and uncertainties are set forth from time to time in the Company’s publicly available Securities and Exchange Commission filings. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

PLUMAS BANCORP
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)
(Unaudited)

	As of March 31,		Dollar	Percentage
	2009	2008	Change	Change
ASSETS
Cash and due from banks	$25,307	$12,692	$12,615	99.4%
Federal funds sold	—	—	—	—
Investment securities	60,706	50,692	10,014	19.8%
Loans, net of allowance for loan losses	351,768	346,327	5,441	1.6%
Premises and equipment, net	15,390	14,639	751	5.1%
Intangible assets, net	778	962	(184)	-19.1%
Bank owned life insurance	9,851	9,510	341	3.6%
Real estate and vehicles acquired through foreclosure	3,531	855	2,676	313.0%
Accrued interest receivable and other assets	11,250	9,260	1,990	21.5%

Total assets	$478,581	$444,937	$33,644	7.6%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$385,711	$390,988	$(5,277)	-1.3%
Short-term borrowings	31,000	—	31,000	100.0%
Accrued interest payable and other liabilities	5,398	6,436	(1,038)	-16.1%
Junior subordinated deferrable interest debentures	10,310	10,310	—	—

Total liabilities	432,419	407,734	24,685	6.1%
Shareholders’ equity	46,162	37,203	8,959	24.1%

Total liabilities and shareholders’ equity	$478,581	$444,937	$33,644	7.6%

PLUMAS BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

			Dollar	Percentage
FOR THE THREE MONTHS ENDED MARCH 31,	2009	2008	Change	Change
Interest income	$5,555	$6,763	$(1,208)	-17.9%
Interest expense	894	1,775	(881)	-49.6%

Net interest income before provision for loan losses	4,661	4,988	(327)	-6.6%
Provision for loan losses	2,900	520	2,380	457.7%

Net interest income after provision for loan losses	1,761	4,468	(2,707)	-60.6%
Non-interest income	1,166	1,350	(184)	-13.6%
Non-interest expenses	5,241	4,960	281	5.7%

Income (loss) before income taxes	(2,314)	858	(3,172)	-369.7%
Provision (benefit) for income taxes	(1,037)	282	(1,319)	-467.7%

Net income (loss)	$(1,277)	$576	$(1,853)	-321.7%
Dividends accrued and discount accreted on
preferred shares	(116)	—	(116)	100.0%

Net income (loss) available to common shareholders	$(1,393)	$576	$(1,969)	-341.8%

Basic earnings (loss) per share	$(0.29)	$0.12	$(0.41)	-341.7%

Diluted earnings (loss) per share	$(0.29)	$0.12	$(0.41)	-341.7%

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(In thousands, except per share data)
(Unaudited)

	March 31,
	2009	2008
QUARTERLY AVERAGE BALANCES
Assets	$459,640	$447,871
Earning assets	$408,320	$404,488
Loans	$362,439	$351,221
Deposits	$373,349	$389,982
Equity	$43,919	$37,471

CREDIT QUALITY DATA
Allowance for loan losses	$9,648	$4,633
Allowance for loan losses as a percentage of total loans	2.67%	1.32%
Nonperforming loans	$30,892	$3,824
Nonperforming assets	$34,423	$4,679
Nonperforming loans as a percentage of total loans	8.55%	1.09%
Nonperforming assets as a percentage of total assets	7.19%	1.05%
Year-to-date net charge-offs	$476	$98
Year-to-date net charge-offs as a percentage of average loans, annualized	0.53%	0.11%

SHARE AND PER SHARE DATA
Basic earnings (loss) per share	$(0.29)	$0.12
Diluted earnings (loss) per share	$(0.29)	$0.12
Quarterly weighted average shares outstanding	4,776	4,859
Quarterly weighted average diluted shares outstanding	4,776	4,886
Book value per share	$7.25	$7.70
Total shares outstanding	4,776	4,830

KEY FINANCIAL RATIOS
Annualized return (loss) on average common equity	(15.7)%	6.2%
Annualized return (loss) on average assets	(1.13)%	0.52%
Net interest margin	4.63%	4.96%
Efficiency ratio	89.9%	78.3%
Loan to Deposit Ratio	93.6%	89.6%
Total Risk-Based Capital Ratio	15.0%	13.0%